Exhibit 4.4

CERTIFICATE OF TRUST

OF SCHWAB CAPITAL TRUST I

THIS Certificate of Trust of Schwab Capital Trust I (the “Trust”) is being duly executed and filed by Chase Manhattan Bank USA, National Association, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.)(the “Act”).

1. Name. The name of the statutory trust formed hereby is Schwab Capital Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Chase Manhattan Bank USA, National Association, Attention: Institutional Trust Services, 500 Stanton Christiana Road, OPS4/3rd Floor, Newark, Delaware 19713.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811(a) of the Act.

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/S/ JOHN J. CASHIN

Name:	John J. Cashin
Title:	Vice-President